Exhibit 10.2 Screenplay Assignment for Taken By Storm

SCREENPLAY ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS that, in consideration of one dollar ($1.00) and other good and valuable consideration, receipt is hereby acknowledged, the undersigned Wm. Alan Pezzuto (“Assignor”) does hereby sell, grant convey and assign unto Asgaard Media (“Assignee”), its successors, assigns and licensees forever, all right title and interest including but not limited to the exclusive world-wide Motion Picture and allied rights of the Assignor in and to that certain literary work to wit: that certain original screenplay written by Wm. Alan Pezzuto entitled “Taken By Storm” hereafter identified as Writers Guild of America, west (WGAw) Registration number 10000935, which hereto fore may have been written with the sanction of Assignor.

Dated This 1st Day of June, 2008

/s/Wm. Alan Pezzuto
Wm. Alan Pezzuto, Assignor

AGREED TO:

/s/Wm. Alan Pezzuto, On behalf of
ASGAARD MEDIA Assignee